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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-8
(File No. 333-    ) of our reports dated July 15, 1996, on our audits of the balance sheet of Prentiss Property Trust, the financial statements and financial statement schedule of the Predecessor Company, the combined statements of revenues and certain operating expenses of the Prentiss Group Acquisition Properties, the combined statements of revenues and certain operating expenses of the Other Acquisition Properties, and our report dated August 30, 1996 on our audit of the statement of revenues and certain operating expenses of Bachman Creek and Park West E1 and E2 Properties which are included in the Company's Prospectus dated October 17, 1996.


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

Dallas, Texas
January 23, 1997